SEPARATION AGREEMENT
AND GENERAL RELEASE OF ALL CLAIMS

This Separation Agreement and General Release of All Claims (“Agreement”) is made by and between Volcano Corporation (the “Company”) and George Quinoy (“Employee”), collectively referred to as the “parties” with respect to the following facts:
A.Employee’s employment is terminated effective July 1, 2014 (“Termination Date”).
B.The Company and Employee wish to settle and resolve all claims of any nature between the parties, including but not limited to, all rights and obligations under any prior written or oral agreements or understandings, and to formalize the terms of Employee’s separation, as described below.
THEREFORE, in consideration of the promises and mutual agreements hereinafter set forth, IT IS HEREBY AGREED, by and between the undersigned parties as follows:
1.Severance Benefits. Employer shall provide Employee with the following Severance Benefits subject to Employee signing and returning this Agreement, and not revoking acceptance of this Agreement:
1.1    Severance Payment. Employer agrees to pay Employee a severance payment equal to six (6) months of base salary in the gross amount of One hundred sixty eight thousand and three hundred sixty five U.S. Dollars ($168,365.00), a prorated bonus payment at the target compensation through June 2014, in the gross amount of Sixty seven thousand U.S. Dollars ($67,000.00) and a cash payout in the gross amount of One hundred seventy three thousand U.S. Dollars ($173,000.00) for a total “Severance Payment” of Four hundred eight thousand and three hundred sixty five U.S. Dollars ($408,365.00), less all appropriate federal and state tax withholdings, to which Employee is not otherwise entitled. The Severance Payment will be made in equal installments in accordance with the Company’s regular payroll schedule beginning with the first payment being made on the first regularly scheduled payday following following the later of: a) the Effective Date as described below in Section 4.4; or b) the date on which Employee returns all of the Employer’s property in Employee’s possession as provided under Section 9 below. The Severance Payment will be made via direct deposit (if Employee currently uses direct deposit for receiving wages), or via check mailed to Employee’s last known address (if Employee does not currently use direct deposit).
1.2    Insurance Stipend. Employer will pay Employee a benefits stipend of Nine thousand three hundred and ninety three U.S. Dollars and thirty cents ($9,393.30) equivalent to the cost of six (6) months of health insurance coverage. The benefits stipend set forth herein is a grossed up amount and will be subject to appropriate federal and state tax withholdings. The payment will be made on the first payday following the later of: a) the Effective Date as described below in Section 4.4; or b) the date on which Employee returns all of the Employer’s property in Employee’s possession as provided under Section 9 below.
1.3    Employee acknowledges and agrees that the Severance Benefits constitute adequate legal consideration for the promises and representations made by Employee in this Agreement. Up to the Termination Date, Employee will continue to receive his full regular salary and on the Termination Date Employee will receive a check for all accrued but unused Paid Time Off (PTO) and return of any ESPP contributions he has made in the current offering period.  Except for the compensation set forth herein and the Severance Payment and the Insurance Stipend described in Sections 1.1 and 1.2 above, Employee acknowledges that he is not owed any other compensation, wages, earned commissions and/or earned bonuses though the Termination Date.
2.    General Release.
2.1    Employee unconditionally, irrevocably and absolutely releases and discharges the Company and all of their parent and subsidiary corporations, divisions and other affiliated entities, past and present, as well as their employees, officers, directors, agents, attorneys, successors and assigns (collectively, “Released Parties”), from all claims related in any way to the transactions or occurrences between them to date to the fullest extent permitted by law including, but not limited to, any losses, liabilities, claims, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Employee’s employment with the Company, or the termination of Employee’s employment. This release is intended to have the broadest possible application and includes, but is not limited to, any and all claims for unpaid wages, meal or rest periods, bonuses, and any associated penalties, interests, and any tort, contract, common law, constitutional or other statutory claims, as well as alleged violations of the California Labor Code, Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act, the California Business and Professions Code, the Employee Retirement and Income Security Act, the California Family Rights Act, the Family and Medical Leave Act, the Americans with Disabilities Act, all as amended, including any and all claims under any other federal, state, and local laws and regulations and all claims for attorneys’ fees, costs and expenses. However, this release shall not apply to claims for workers’ compensation benefits, unemployment insurance benefits, or any other claims that cannot, by statute, lawfully be waived by this Agreement.
2.2    Employee acknowledges that he may discover facts or law different from, or in addition to, the facts or law that he knows or believes to be true with respect to the claims released in this Agreement and agrees, nonetheless, that this Agreement and the release contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them.
2.3    Employee declares and represents that he intends this Agreement to be final and complete and not subject to any claim of mistake. Employee executes this release with the full knowledge that this release covers all possible claims against the Released Parties, to the fullest extent permitted by law.
2.4    Employee declares and represents that he has not filed or otherwise assisted another in filing or pursuing any charges, complaints or claims of any nature which are in any way pending against the Company or any of the Released Parties with any court, administrative body or any other tribunal with respect to his employment with the Company, conduct that occurred prior to his Termination Date and/or any business conducted by the Company and that, to the extent permitted by law, Employee will not do so in the future.
2.5     To the extent the law permits Employee to file or otherwise pursue on his behalf any charge, complaint or claim against the Company or any Released Party, Employee expressly agrees to waive, forfeit or otherwise forgo Employee’s right to recover any type of monetary damages or reinstatement, including but not limited to compensatory damages, punitive damages, any statutory share of the damages and/or penalties imposed on the Company and attorneys' fees, to which Employee may otherwise be entitled in connection with said charge, complaint, grievance, or claim in any administrative action or proceeding, in any litigation, whether state or federal, and whether brought by Employee or on Employee’s behalf by an administrative agency, related in any way to the matters released herein.
2.6    Employee declares and represents that he has not previously engaged in any conduct that would constitute a violation of Company policies, law or regulation and he is not aware of any potential violations of the Company policies, law or regulation that have not been reported in accordance with applicable Company policies and procedures.

3.    California Civil Code Section 1542 Waiver. Employee expressly acknowledges and agrees that all rights under Section 1542 of the California Civil Code are expressly waived. That section provides:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
Employee acknowledges that he has read this entire Agreement, including the above Civil Code section, and fully understands that he is a “creditor” within the meaning of Section 1542.
4.    Age Discrimination Claim Waiver. This Agreement is intended by the Parties to release and discharge any and all claims of Employee under the Age Discrimination in Employment Act, 29 U.S.C. section 621 et. seq. It is the intent of Employee and the Company that this Agreement satisfies the requirements of the Older Workers' Benefit Protection Act, 29 U.S.C. section 626(f) for a valid waiver. The following general provisions, along with the other provisions of this Agreement, are agreed to for this purpose:
4.1    Employee acknowledges and agrees that he has read and understands the terms of this Agreement;

4.2    Employee is advised to consult with an attorney before executing this Agreement, and Employee has obtained and considered such legal counsel as he deems necessary, such that he is entering into this Agreement freely, knowingly and voluntarily;

4.3    Employee shall have twenty-one (21) days after receipt of this Agreement in which to consider and execute this Agreement. Employee understands that at his option, he may elect not to use the full 21-day period;

4.4    This Agreement shall not become effective or enforceable until seven (7) days after Employee signs this Agreement. In other words, Employee may revoke his acceptance of this Agreement within seven (7) days after the date he signs it. Employee’s revocation must be in writing and received by Heather Ace within the seven (7) day period in order to be effective. If Employee does not revoke acceptance within the seven (7) day period, his acceptance of this Agreement shall become binding and enforceable on the eighth day after it is signed by him and delivered to the Company (the “Effective Date”); and

4.5    This Agreement shall not apply to any claims for age discrimination that arise after the Effective Date.

5.    Representation Concerning Filing of Legal Actions. Employee represents that, as of the date of this Agreement, he has not filed any lawsuits, complaints, petitions, claims or other accusatory pleadings against the Company or any of the other Released Parties in any court of law. Employee further agrees that, to the fullest extent permitted by law, he will not prosecute in any court, whether state or federal, any claim or demand of any type related to the matters released above, it being the intention of the parties that with the execution of this release, the Released Parties will be absolutely, unconditionally and forever discharged of and from all obligations to or on behalf of Employee related in any way to the matters discharged herein.
6.    No Admissions. By entering into this Agreement, the Released Parties make no admission that they have engaged, or are now engaging, in any unlawful conduct. The parties understand and acknowledge that this Agreement is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.
7.    Nondisclosure and Non-Use of Company Confidential Information. Employee acknowledges and agrees that, by reason of his position with the Company, he has been given access to confidential or proprietary documents, materials or information regarding the Company's products, strategic plans, research, business affairs, and personnel matters, which he acknowledges and agrees are of a highly sensitive and confidential nature and considered trade secrets and/or proprietary to the Company. Employee agrees that he will not disclose or communicate "Confidential Information." For purposes of this Agreement, "Confidential information" means any data or information that is proprietary to Company and not generally known to the public, whether in tangible or intangible form, whenever and however disclosed, including, but not limited to: (i) any marketing, sales or research strategies, plans, proposals, programs, financial information, or projections, cost summaries, pricing formulas, customers, business partners, operations, sales estimates, business plans and performance results relating to the past, present or future business activities of such party, its affiliates, subsidiaries and affiliated companies; (ii) plans for products, services, research and customer, investigator or supplier lists; (iii) any scientific or technical information, invention, design, process, procedure, formula, improvement, technology or method; (iv) any concepts, ideas, materials, reports, data, know-how, works-in-progress, designs, development tools, specifications, computer software, source code, object code, flow charts, databases, inventions, research, information and trade secrets; (v) any acquisition or divestitures, litigation related information or strategies, personnel matters and (vi) any other information that should reasonably be recognized as confidential information of Company. Employee acknowledges and agrees that (i) Confidential Information need not be novel, unique, patentable, copyrightable or constitute a trade secret in order to be designated Confidential Information, (ii) Confidential Information is proprietary to Company, has been developed and obtained through great efforts by Company and (iii) Company regards all of its Confidential Information as trade secrets. Employee represents that he has held all such Confidential Information confidential and will continue to do so, and that he will not use such Confidential Information and/or documents for any purpose whatsoever. Employee understands that this obligation of confidentiality continues even after the Termination Date. Employee also reaffirms his agreement to, and all of his obligations under any proprietary information and non-disclosure agreement he signed with the Company, and the Parties expressly incorporate all of the terms and conditions of such an agreement into this Agreement.
Employee acknowledges that the remedy at law for breach of the covenants under this Section 7 will be inadequate and, accordingly, in the event of any breach or threatened breach by Employee of the provisions of this Section 7 Company shall be entitled, in addition to all other remedies, to an injunction restraining any such breach, without any bond or other security being required.

8.    Confidentiality of Agreement. Employee agrees that confidentiality is one of the most important terms of this Agreement. The terms and conditions of this Agreement shall remain confidential, and neither Employee nor any agent of Employee shall disclose, directly or indirectly, the facts underlying the terms and conditions of this Agreement or this Agreement itself to any other person or entity. Employee specifically agrees that he will not disclose that he has received the Severance Pay and Benefits described above, or that Employee has received any money or benefits relating to his separation from employment, except to Employee’s spouse/domestic partner, attorneys or financial advisors, unless required to do so by law. Employee agrees that disclosure of any of the terms or conditions of this Agreement shall constitute and be treated as a material breach of this Agreement. Nothing in this Agreement shall be construed to prevent Employee from responding truthfully and completely to any lawfully issued court order or subpoena or from communicating with a government agency.
9.    Return of Company Property. Employee agrees that, by no later than the Effective Date, he shall return to the Company all property of the Released Parties in his possession, custody or control, including but not limited to all company issued or provided credit cards, keys, entry cards, identification badges, telephones, mobile devices, and all documents, files, folders, correspondence, email communication, memoranda, notes, notebooks, drawings, books, records, plans, forecasts, reports, proposals, agreements, financial information, computer-recorded information, as well as all copies thereof, electronic or otherwise.
10.    Cooperation. As additional consideration for this Agreement, Employee agrees to make himself reasonably available to the Company and its representatives and shall provide truthful and complete information in connection with any and all claims, disputes, negotiations, investigations, lawsuits or administrative proceedings relating to or arising from events, acts, or failures to act that occurred during the period of his employment by the Company. Employee further agrees that he will provide the Company with any information and/or documentation in his possession or control that it may request in connection with all claims, disputes, negotiations, investigations, lawsuits or administrative proceedings related to or arising during or out of Employee’s employment with the Company. Employee further agrees that if requested to do so by the Company, he will provide declarations or statements to the Company, will meet with attorneys or other representatives of the Company, and will prepare for and give depositions or testimony on behalf of the Company relating all claims, disputes, negotiations, investigations, lawsuits or administrative proceedings related to or arising during or out of Employee’s employment with the Company. Employee further agrees to execute any documents necessary to carry out the terms of this Agreement. Employee understands and agrees that to the extent his compliance with the terms of this section require him to travel or otherwise incur expenses, the Company will reimburse him for any such reasonable expenses that he incurs. Nothing herein is intended or should be construed as requiring anything other than Employee’s cooperation in providing truthful and accurate information. Employee agrees that he will not knowingly encourage, counsel, or assist any attorneys, or their clients, or related third parties in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any of the Released Parties unless he is legally required to do so under a subpoena or court order.

11.    Non-Disparagement. Employee agrees that he will not make any derogatory, disparaging or defamatory statements, publications or comments, written or verbal, regarding the Released Parties or their business, agents, officers, directors, employees or affiliates. This section shall in no way prevent Employee from testifying truthfully pursuant to an enforceable subpoena. Company agrees to instruct its officers, directors and executive leadership to not make any derogatory, disparaging or defamatory statements, publications or comments, written or verbal, regarding Employee.
12.    Non Compete and Non Solicitation of Customers.    For a period of one (1) year following the Termination Date (“Restricted Period”), Employee agrees that he will not, directly or indirectly, as an owner, manager, employee, consultant, independent contractor or otherwise, and whether or not for compensation, engage in activities or offer products or services for a Competing Business that compete with those offered or developed by the Company during his employment with the Company. For purposes of this Agreement “Competing Business” means any entity (including any of its subsidiaries or affiliates) that produces a product or performs a service that is the same as or similar to, may be substituted for, or is intended to be used for any of the same purposes as a product or service produced, performed or under development by the Company or that competes directly for customers, clients and accounts of the Company. To remove any doubt, Employee agrees that “Competing Business” includes, but it not limited to, the following entities and their subsidiaries and affiliates, St. Jude Medical, Inc., Boston Scientific, Abbott Laboratories, Covidian LP, Cordis Corporation, Cook, Inc., Bard Medical, Spectranetics, Infraredx, ACIST Medical Systems, Terumo Medical Corporation, Merit Medical, Asahi-Intecc, Eximo Medical, Ra Medical Systems, Biosensors International, Microport, Nipro, Goodman Co. and Cardio Vascular Systems, Inc. and any divisions or successors thereof. Notwithstanding the foregoing, except as related to St. Jude Medical, Inc., Employee may work for a Competing Business whose business is diversified, provided Employee’s work for the Competing Business does not involve selling, managing, overseeing, developing, creating, promoting, servicing, involvement in the finance and/or accounting of, or other responsibility for any product, process, activity, service or technology that resembles or competes with those of the Company on which Employee has worked or gained Confidential Information during the last two years of Employee’s employment (Restricted Product or Service.) Prior to accepting such employment, Employee and the Competing Business must provide the Company with written assurances satisfactory to the Company that Employee will not render services directly or indirectly, for the Restricted Period, in connection with any Restricted Product or Service and that any and all necessary safeguards or procedures have been put in place to ensure that this does not happen. This restriction applies in the entire United States, Asia Pacific, Latin America and Canada, including all foreign countries and foreign territories, all geographies where Company does business and Employee worked, in which the services Employee will provide could enhance the use or marketability of a Restricted Product or Service, use the Company’s goodwill, or otherwise interfere with any of the Company’s protectable interests.)

Nothing in this Agreement shall prevent Employee from owning not more than one percent of the total shares of all classes of stock outstanding of any publically held entity engaged in a Competing Business provided that such ownership represents a passive investment and that neither Employee nor any group of persons in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business, other than exercising Employee’s rights as a shareholder, or seeks to do any of the foregoing.

In addition to, and without limiting the foregoing, for the Restricted Period, Employee will not, directly or indirectly, solicit, induce, promote, market, sell or attempt to solicit, induce, promote, market or sell, or provide any services to any Restricted Customer (defined as any customer of the Company, whether an individual, corporation or any other commercial organization or entity, with whom Employee had dealings, for whom Employee performed services, called upon, had contact with or acquired non-public information about in connection with his employment with

Company in the United States, Asia Pacific, Latin America and Canada during the last two years of Employee’s employment with Company) to do business with Employee on his own behalf or on behalf of any Competing Business.

13.     Non-Solicitation of Employees. For two (2) years following Employee’s Termination Date, Employee will not, either directly or indirectly solicit, assist in soliciting, entice, induce or attempt to induce or influence any employee, independent contractor, partner or consultant of Company to terminate, alter, reduce or diminish his or her relationship with Company.

14.     Breach. Employee understands and agrees that all breaches of this Agreement are material. If Employee breaches any provision of this Agreement, Employee understands and agrees that he will not be entitled to the Severance Benefits described in this Agreement, all Severance Benefits will cease, and the Company will be entitled to repayment of any Severance Benefits previously received by Employee, attorneys fees and costs (if any) incurred by Company in obtaining such repayment, and all other remedies available under law and equity (including but not limited to rescission).

15.    Entire Agreement. Except as expressly stated herein, this Agreement contains the entire agreement between Employee and the Company and supersedes any prior agreement or understanding between Employee and the Released Parties (whether oral or written) regarding the subject matters contained herein; provided, however, that any confidentiality agreement Employee has with the Company remains in full force and effect. Employee acknowledges that no promise has been made to him that is not contained in this Agreement.

16.     Severability. In the event any provision of this Agreement shall be found unenforceable by a court of competent jurisdiction, the provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the Released Parties shall receive the benefits contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

17.    Applicable Law. The validity, interpretation and performance of this Agreement shall be construed and interpreted according to the laws of the United States of America and the State of Georgia.

18.    Binding on Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, and assigns. Employee shall not assign any of her rights or obligations under this Agreement or any other agreements incorporated herein.

19.    Full Defense. This Agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by Employee in breach hereof. Employee agrees that in the event an action or proceeding is instituted by the Released Parties in order to enforce the terms or provisions of this Agreement, the Released Parties shall be entitled to an award of reasonable costs and attorneys’ fees incurred in connection with enforcing this Agreement.

20.    Good Faith. The parties agree to do all things necessary and to execute all further documents necessary and appropriate to carry out and effectuate the terms and purposes of this Agreement.

21.    Modification. This Agreement may be amended only by a written instrument executed by all parties hereto.

22.    Counterparts. This Agreement may be executed in counterparts and shall be binding on all parties when each has signed either an original or copy of this Agreement.

23.    Expiration of Offer. This offer shall expire on its own terms, without notice, if it not signed and returned to Company within twenty-one (21) days after the final Agreement is received by Employee. The intent of this section is to insure that if Employee does not sign and return this document within the twenty-one day review period provided by Section 4.3 above, the offer shall expire by its own terms.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

Dated: June __, 2014	By:
George Quinoy

Volcano Corporation
Dated: June __, 2014	By:
Darin Lippoldt Executive Vice President, General Counsel and Chief Compliance Officer